Exhibit 10.7

April 19, 2024

STRICTLY PRIVATE & CONFIDENTIAL

TILT HOLDINGS INC.
2801 E CAMELBACK ROAD
SUITE 180
PHOENIX, AZ 85016

Re:	Side Letter Agreement (“Side Letter Agreement”) between Tim Conder (the “Employee”) and TILT Holdings Inc. (the “Company”)

Dear Sir/Madam:

WHEREAS the Employee and the Company have entered into an employment agreement dated September 26, 2023 pursuant to which the Company agreed to employ the Employee as Chief Executive Officer of the Company (the “Employment Agreement”).

WHEREAS all terms in this Side Letter Agreement that are not defined herein and that are defined in the Employment Agreement shall have respective meanings ascribed to them in the Employment Agreement.

WHEREAS pursuant to the Employment Agreement, the Company agreed to grant 2,000,000 performance stock units (“PSUs”) to the Employee. The vesting of such PSUs is subject to the achievement of certain metrics (the “Metrics”) outlined in the award agreement dated September 26, 2023 evidencing the grant of such PSUs (the “PSU Award Agreement”). Further, the Company agreed to pay a target bonus of US$200,000 prorated to achievement of the Metrics (the “Target Bonus”).

WHEREAS the board of directors of the Company (the “Board”) has determined that the following Metrics were satisfied in connection with the December 31, 2023 PSU Vesting: (i) the repayment of bridge loan on time and (ii) the resumption of payments to holders of the February 2023 secured notes (together, the “Vesting Determination”). As a result, 666,666 PSUs (the “Achieved PSUs”) shall vest in connection with the December 31, 2023 PSU Vesting and the Company is obligated to pay $133,333 as the proration of the Target Bonus (the “Achieved Target Bonus”).

AND WHEREAS the Employee and the Company wish to delay the vesting of the Achieved PSUs and the payment of the Target Bonus until June 30, 2024 pursuant to this Side Letter Agreement.

NOW THEREFORE, in consideration for the amount of $1.00 now paid by each party to the other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties have agreed on the following:

1.The Vesting Determination is confirmed.

2.	The vesting of the Achieved PSUs and the payment date of the Achieved Target Bonus shall be June 30, 2024 or such other day as the parties may mutually agree in writing.

3.

In the event of any conflict between the terms and provisions of this Side Letter Agreement and the terms and provisions of the Employment Agreement or the PSU Award Agreement, the terms and provisions of this Side Letter Agreement shall prevail.

4.

The Employee acknowledges and agrees that he had the opportunity to seek independent legal advice prior to the execution and delivery of this Side Letter Agreement and that he has not been prevented or discouraged by the Company from seeking such advice.

5.

This Side Letter Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada. Each party hereby attorns to the exclusive jurisdiction of the courts of the Province of British Columbia, but nothing in this Side Letter Agreement will prevent the Company from proceeding at its election against the Employee in the courts of any other province or country.

Please sign below to indicate your acceptance of this Side Letter Agreement.

Yours very truly,

TILT HOLDINGS INC.

/s/ Arthur Smuck
Name:	Art Smuck
Title:	Chairman of the Board of Directors

Acknowledged and agreed to this 19th day of April, 2024.
/s/ Tim Conder
Tim Conder